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AZCO MINING INC. (DELAWARE)                                            Exhibit 1
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)


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                                                                                    THREE                           SIX
                                                                          MONTHS ENDED DECEMBER 31,      MONTHS ENDED DECEMBER 31,
                                                                        ----------------------------    ----------------------------
                                                                            1996            1995            1996            1995
                                                                        ------------     -----------    ------------     -----------
Net income (loss) applicable to computation                             $   (649,339)    $20,256,432    $ (1,827,638)    $19,516,377

Weighted average common shares assuming
       no dilution                                                        25,512,938      25,512,938      25,512,938      25,512,938
                                                                        ------------     -----------    ------------     -----------

Stock options and warrants that had a dilutive effect on net income
      (based on relationship of market value to exercise price), assumed to have been exercised on the first day of each period
      (or date of grant, if later), less the number of shares which could have been purchased from the proceeds of such assumed exercise; number of shares using the weighted average market
      price for the assumed purchase of shares described above               297,542          47,882         296,482          38,239
                                                                        ------------     -----------    ------------     -----------

Weighted average common shares applicable to
       earnings per common and common equivalent
       share                                                              25,810,480      25,560,820      25,809,420      25,551,177
                                                                        ------------     -----------    ------------     -----------

Additional shares using the market close price
       at the end of the period for the assumed
       purchase of shares described above                                         --              --              --              --

Conversion of convertible debentures at the stated rate assumed to have been converted at the beginning of the earliest period
       reported                                                                    0         135,179               0         135,179
                                                                        ------------     -----------    ------------     -----------

Weighted average common shares assuming
       full dilution                                                      25,810,480      25,695,999      25,809,420      25,686,356
                                                                        ============     ===========    ============     ===========

Earnings per common and common equivalent
       share
          Net income (loss)                                             $    (0.0252)    $    0.7925    $    (0.0708)    $    0.7638
                                                                        ============     ===========    ============     ===========

Earnings per common share assuming full dilution:
          Net income (loss)                                             $    (0.0252)    $    0.7883    $    (0.0708)    $    0.7598
                                                                        ============     ===========    ============     ===========
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